Exhibit 28(j)(10) under Form N-1A
Exhibit 28 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 107 to the Registration Statement (Form N-1A, No. 2-91090) of Federated Equity Funds, and to the incorporation by reference of our reports, dated December 24, 2009, on Federated Kaufmann Fund, Federated Kaufmann Small Cap Fund, Federated Kaufmann Large Cap Fund, and Federated Strategic Value Fund (four of the portfolios constituting Federated Equity Funds) included in the Annual Shareholder Reports for the fiscal year ended October 31, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 24, 2009